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BAM! ENTERTAINMENT, INC. ANNOUNCES CONTINUED LISTING ON NASDAQ SMALLCAP MARKET
PURSUANT TO TEMPORARY EXCEPTION

San Jose, Calif.- April 14, 2004- BAM! ENTERTAINMENT, INC. (NASDAQ: BFUN) (the "Company") announced today that it received a letter from the Nasdaq Listing Qualifications Department indicating that the Company's common stock will continue to be listed on The Nasdaq SmallCap Market via an exception from the minimum stockholders' equity/market value of listed securities/net income requirement, as set forth in Nasdaq Marketplace Rule 4310(c)(2).

While the Company did not meet this requirement as of November 24, 2003, the date that the Company was provided with formal notice of this deficiency, it has been granted a temporary exception from this standard, expiring on May 17, 2004 and subject to the Company meeting certain conditions. On or before May 17, 2004, the Company must file its quarterly report on Form 10-Q for the three months ended March 31, 2004, which must include a balance sheet with pro forma adjustments evidencing the completion of the previously announced acquisitions of VIS entertainment plc and SOE Development Limited and the private placement of the Company's common stock in connection therewith subsequent to March 31, 2004, resulting in a minimum of $18 million in stockholders' equity. In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on the Nasdaq SmallCap Market.

The Company believes that it can meet these conditions; however, there can be no assurance that it will do so. In the event that the Company fails to comply with any term of this exception, its common stock will be delisted from the The Nasdaq SmallCap Market. If the Company's common stock should be delisted from The Nasdaq SmallCap Market, it may continue to be listed on the OTC Bulletin Board.

Effective with the open of business on April 15, 2004 and for the duration of the exception, the Company's Nasdaq symbol will be "BFUNC." The "C" will be removed from the symbol when the Nasdaq Listing Qualifications Panel has confirmed compliance with the terms of the exception and all other criteria necessary for continued listing.

ABOUT BAM!. Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. More information about BAM! and its products can be found at the company's web site located at www.bam4fun.com.

This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2003, and its Quarterly Report on Form 10-Q for the three-month period ended December 31, 2003, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

NOTE: BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc.